Exhibit 10.2

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

This Second Amendment (“Amendment”) dated June 17, 2005 is made and entered into effective as of January 1, 2005 (the “Effective Date”) to the Employment Agreement referenced below by and between Warren Resources, Inc. (“Company” or “Employer”), and Timothy A. Larkin, an individual (“Employee”) (together the “Parties”).

RECITALS

WHEREAS, the Parties had entered into an Employment Agreement effective on January 1, 2001 (the “Original Agreement”); and

WHEREAS, the Parties amended the Original Agreement by an amendment effective January 1, 2004 (the “First Amended Agreement”).

WHEREAS, the Parties now want to amend the Original Agreement to make such changes as are specifically covered herein and as specifically identified in italics.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, and in consideration of the mutual covenants and conditions herein set forth, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

Section  6 (a) of the First Amended Agreement is hereby deleted and revised to read in its entirety as follows:

(a)                                  Salary.  During the Employment Period, the Company shall pay to the Employee an annual base salary of $275,000.00 (as adjusted pursuant to the terms hereof, the “Base Compensation”).  The Base Compensation shall be increased on each anniversary date of this Agreement by any increases in the cost of living based on the changes in the “Consumer Price Index” as published from time to time by the U.S. Department of Commerce for the New York City metropolitan area.  The Base Compensation will be paid to the Employee in accordance with the normal payroll practices of the Company in effect from time to time, less all required withholdings for benefits, federal, state and local taxes, if any.  The amount of the Base Compensation may, in the Company’s discretion, be increased by the Company on an annual basis during the Employment Period.  All increases to the Base Compensation, if any, shall be based on the condition of the Company’s business and results of operations and the Company’s evaluation of the Employee’s individual performance for the relevant period.  Any increases made to the Base Compensation shall be in the discretion of the Company.

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Except as set forth in this Amendment, the Original Agreement as amended by the First Amended Agreement shall remain in full force and effect and references in the Original Agreement to “this Agreement”, “hereunder”, “herein”, “hereof”, and words of like effect shall mean the Original Agreement as so amended by this Amendment.

This Amendment may be executed in one or more counterparts and/or by facsimile, each of which shall be deemed an original and all of which signed counterparts, taken together, shall constitute one instrument.

IN WITNESS WHEREOF, the Company and Employee have duly executed this Agreement in multiple originals on June 17, 2005 to be effective on the Effective Date.

EMPLOYER:

WARREN RESOURCES, INC.

By:	/s/ Norman F. Swanton
Norman F. Swanton
Chairman and Chief Executive Officer

EMPLOYEE:

/s/ Timothy A. Larkin
Timothy A. Larkin